Exhibit 10.02

GENERAL RELEASE AND WAIVER OF DEBT

This General Release and Waiver of Debt (hereinafter referred to as the "Agreement") is made this 11th day of May, 2015 by and between il2m Global Ltd., a Belize corporation (hereinafter, the "Claimant") and il2m International Corp., a Nevada corporation (the “Company”).

RECITALS:

WHEREAS the Company owes the Claimant an aggregate of $125,000.00 (the "Debt"), which Debt is evidenced in that certain convertible promissory note dated March 14, 2014 in the principal amount of $125,000.00 issued by the Company to the Claimant (the "Convertible Note"), and which Convertible Note is reflected on the Company's audited and/or reviewed financial statements filed with the Securities and Exchange Commission together with its annual and/or quarterly reports on Form 10-K and 10-Q, respectively;

WHEREAS Hovsep Karapetian ("Karapetian") had simultaneously loaned Claimant $125,000.00 for the purposes of providing working capital to the Company, which loan was evidenced by that certain promissory note dated March 14, 2014 in the principal amount of $125,000.00 issued by il2m Global to Karapetian (the "il2m Global Promissory Note"), which provided that in the event the Claimant was unable to repay the $125,000 on the demand date, the Claimant in its sole discretion without the consent of Karapetian would transfer 500,000 shares of common stock of the Company that Claimant held of record;

WHEREAS the Claimant acknowledges that 500,000 shares of common stock of the Company held of record by Claimant has been transferred to Karapetian and that the il2m Global Promissory Note is deemed satisfied;

WHEREAS the Claimant is willing to provide to the Company a full waiver and release of the Debt and to deem the Convertible Note null and void (the "Waiver and Release"); and

WHEREAS the parties to this Agreement have agreed to the Waiver and Release subject to the terms and conditions set forth below.

NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of the mutual premises and the mutual covenants and agreements contained herein, the parties covenant and agree each with the other as follows:

1	In consideration of this Agreement, Claimant individually and on behalf of his successors, heirs and assigns, forever releases, remises, waives, acquits, covenants not to sue or file any complaints with any court of competent jurisdiction or with any regulatory office, and specifically releases and waives any claims or rights it may have under common law and statutory law, common law fraud or deceit, and discharges the Company, together with any firms, successors, predecessors, assigns, directors, officers, shareholders, supervisors, employees, attorneys, agents and representatives from any and all actions, causes of action, claims, demands, losses, damages, costs, attorneys' fees, causes in action, indebtedness and liabilities, known or unknown, which he may now have resulting or arising from the Debt, or any other matter, occurrence or event whatsoever from the beginning of time to the date of this Agreement.

2.	It is understood and agreed by Claimant and the Company that the entering into of this Agreement is not any admission of liability by the Company nor is it to be construed as an admission by the Company or Claimant as to the merits of any claim not expressly set forth in this Agreement relating to the Debt.

3.	As a result of Claimant's decision to provide to the Company the Waiver and Release, Claimant acknowledges that it is foregoing the possibility of any future accrual of interest or repayment of interest and principal by any other terms, and that the consideration for the Waiver and Release agreed upon with the Company is in its view fair and reasonable.

4.	This Agreement shall be interpreted pursuant to Nevada law. If any provision in this Agreement shall be declared unenforceable by any administrative agency or court of law, the remainder of the Agreement shall remain in full force and effect and shall be binding upon the parties hereto as if the invalidated provisions were not part of this Agreement. Each party has cooperated in the drafting and preparation of this Agreement. As a result, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

5.	Each covenant, agreement and provision of this Agreement shall be construed to be a separate covenant, agreement and provision. If any covenant, agreement or provision of this Agreement is breached, the remainder of this Agreement shall not be effected thereby. No waiver of any breach of any term or provision of this Agreement shall be considered to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

APPROVED AND ACCEPTED this 13th day of May, 2015.

Date: May 13, 2014	IL2M INTERNATIONAL CORP.

	By:	/s/ Sarkis Tsaoussian
Sarkis Tsaoussian, President/CEO

Date: May 13, 2014	IL2M GLOBAL LTD.

	By:	/s/ Sarkis Tsaoussian
President